Exhibit 10.2

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”) is made as of August 9, 2021 (“Effective Date”), by and between Conn’s, Inc., a Delaware corporation with its principal offices at 2445 Technology Forest Blvd, Building 4, Suite 800, The Woodlands, Texas 77381 (“Conn’s”), and Chandra Holt, an individual (the “Executive”).

WHEREAS, Executive has agreed to commence employment with Conn’s as its President and Chief Executive Officer as of the Effective Date;

WHEREAS, Conn’s desires to provide the Executive certain benefits in the event of a termination of Executive’s employment, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will commence on the Effective Date and will continue in effect until terminated by mutual written agreement of Executive and Conn’s.

2. At-Will Employment. Conn’s and Executive acknowledge that the Executive’s employment shall be at-will, within the meaning of applicable law.

3. Severance Benefits Under this Agreement.

(a) Termination of Employment for Any Reason. The following payments will be paid to Executive upon Executive’s termination of employment for any reason:

(i) Earned but unpaid Base Salary through the date of termination;

(ii) Any annual incentive plan bonus, or other form of incentive compensation, for which the performance measurement period has ended, but which is unpaid at the time of termination;

(iii) Any accrued but unpaid vacation and unused sick days;

(iv) Unreimbursed business expenses incurred by the Executive on behalf of Conn’s.

(b) Termination Without Cause, or Voluntary Termination by the Executive for Good Reason not in Connection with a Change of Control. Except as otherwise provided in Section 3(c), and subject to Executive’s execution and non-revocation of a release of claims pursuant to Section 3(e), if (x) Conn’s terminates Executive’s employment other than (A) for Cause or (B) as a result of Executive’s death or Disability, or (y) Executive voluntarily terminates her employment for Good Reason, Conn’s will pay Executive the following amounts and provide the following benefits:

(i) Executive shall continue to receive her Base Salary for the 24-month period (the “Severance Period”) following such termination, payable in accordance with Conn’s normal payroll practices.

(ii) Executive shall receive an annual cash bonus for the year of termination, payable at the same time as annual cash bonuses are paid to senior management, based on actual achievement of performance targets (as if Executive had remained employed through the end of the applicable performance period), subject, however, to proration based on the number of days in the applicable performance period that had elapsed prior to the date of termination.

(iii) During the Severance Period, Executive shall receive continued coverage under the Conn’s medical, dental, life, disability, and other employee welfare benefit plans in which senior executives of Conn’s are eligible to participate, to the extent Executive is eligible under the terms of such plans immediately prior to Executive’s termination. For purposes of clarity, during the term of this Agreement Conn’s shall provide Executive coverage under a major medical plan. Conn’s obligation to provide the foregoing benefits shall terminate upon Executive’s becoming eligible for comparable employee welfare benefits under a plan or arrangement provided by a new employer. Executive agrees to promptly notify Conn’s of any such employment and the material terms of any employee welfare benefits offered to Executive in connection with such employment.

(iv) All awards held by Executive under the Conn’s, Inc. 2020 Omnibus Incentive Plan shall continue to vest and, if applicable, be exercisable, during the Severance Period as if Executive had remained an employee of Conn’s.

(c) Termination in Connection with a Change of Control. If during the two (2) year period that begins on the date that is one (1) year prior to a Change of Control and ends on that date which is one (1) year following a Change of Control, Conn’s (or its successor) terminates Executive’s employment other than (A) for Cause or (B) as a result of Executive’s death or Disability, or Executive voluntarily terminates her employment for Good Reason, then subject to Executive’s execution and non-revocation of a release of claims pursuant to Section 3(e), Conn’s will pay the following amounts and provide the following benefits:

(i) A lump-sum cash payment in an amount equal to three (3) times the Executive’s Base Salary, which, subject to Section 16, shall be payable not later than 60 days following (A) Executive’s termination (if Executive’s employment terminates on or after the date of the Change of Control), or (B) the date of the Change of Control (if Executive’s employment terminates during the one-year period prior to the date of the Change of Control); provided, however, that if the Change of Control is not a “change in control event,” within the meaning of Treasury Regulations issued under Section 409A of the Code, then such amount shall be paid in monthly installments over a period of three years, rather than a lump sum payment. Notwithstanding the provisions of Section 3(c)(i)(B), the amount payable to Executive under this Section 3(c)(i) shall be reduced by the payments, if any, received by Executive pursuant to Section 3(b)(i).

(ii) Executive shall receive an annual cash bonus for the year of termination, which shall be equal to Executive’s target annual bonus as in effect for the year of termination, subject, however, to proration based on the number of days in the applicable performance period that had elapsed prior to the date of termination. Such bonus amount shall be paid to Executive within 60 days following the date of termination.

(iii) Conn’s will offer the Executive and any eligible family members the opportunity to elect to continue medical and dental coverage pursuant to COBRA. The Executive will be responsible for paying the required monthly premium for that coverage, but Conn’s will pay the Executive a lump sum cash stipend equal to 24 times the portion of the monthly premium that would have been paid by Conn’s for the same level of health and dental coverage the Executive had in effect immediately prior to her termination if the Executive were actively employed by Conn’s, and the Executive may, but is not required to, choose to use the stipend for the payment of COBRA premiums for any COBRA coverage that the Executive or eligible family members may elect. Conn’s will pay the stipend to the Executive within 60 days after Executive’s termination of employment, or such later date required under Section 16, whether or not the Executive or any eligible family member elects COBRA coverage, whether or not the Executive continues COBRA coverage for the maximum period permitted by law, and whether or not the Executive receives medical or dental coverage from another employer while the Executive is receiving COBRA continuation coverage. Payment of the stipend will not in any way extend or modify the Executive’s continuation coverage rights under COBRA or any similar continuation coverage law.

(iv) All awards held by Executive under the Conn’s, Inc. 2020 Omnibus Incentive Plan shall immediately vest based on the greater of the target number of shares and the number of shares that would vest based on actual company performance and, if applicable, continue to be exercisable during the 24-month period following the date of termination as if Executive had remained an employee of Conn’s.

(d) Termination Due to Death or Disability. Subject to the execution and non-revocation of a release of claims pursuant to Section 3(e) by Executive or her personal representative, if Executive’s employment is terminated due to Executive’s death or by Conn’s due to Executive’s Disability, Executive shall receive an annual cash bonus for the year of termination, payable at the same time as annual cash bonuses are paid to senior management, based on actual achievement of performance targets (as if Executive had remained employed through the end of the applicable performance period), subject, however, to proration based on the number of days in the applicable performance period that had elapsed prior to the date of termination.

(e) Waiver and Release. Executive’s rights to any payments under 3(b), 3(c) or 3(d) of this Agreement are contingent on Executive or her personal representative signing and returning, within 21 days following the date of termination (or, if permitted by Conn’s, within 45 days following the date of termination), an executed release of claims substantially consistent with the form attached hereto as Appendix A, and not revoking such release within seven (7) days thereafter. Any amounts payable under Section 3(b)(i), 3(b)(ii), 3(c)(i), 3(c)(ii), 3(c)(iii) and 3(d) shall be delayed until such conditions have been satisfied; provided, however, that if the period during which Executive may consider whether to execute or revoke such a release of claims begins in one calendar year and ends in a subsequent calendar year, all payments under Section 3(b), 3(c) or 3(d) that otherwise would be payable in the first of such calendar years shall be paid in the subsequent calendar year in accordance with Section 409A of the Code.

4. Attorneys’ Fees, Costs and Expenses. Conn’s will reimburse Executive for the reasonable attorney fees, costs and expenses incurred by the Executive in connection with any claim made or action brought by Executive to enforce her rights hereunder, provided such action is not decided in favor of Conn’s.

5. Potential Limitation on Payments.

(a) Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment or distribution by Conn’s to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (all such payments and benefits, including the payments and benefits under Section 5 hereof, being hereinafter referred to as the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then the Total Payments will be reduced, in the order specified in Section 5(b), to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) The Total Payments will be reduced in the following order: (i) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (ii) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (iii) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (iv) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

(c) Subject to the provisions of Section 5(d) hereof, all determinations required to be made under this Section 5, including whether and when Total Payments should be reduced, the amount of such Total Payments, Excise Taxes and all other related determinations, as well as all assumptions to be utilized in arriving at such determinations, will be made by a nationally recognized certified public accounting firm as may be designated by Conn’s, subject to Executive’s approval which will not be unreasonably withheld (the “Accounting Firm”). All fees and expenses of the Accounting Firm will be borne solely by Conn’s. Any determination by the Accounting Firm will be binding upon Conn’s and the Executive.

(d) As a result of uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial calculation by the Accounting Firm hereunder, it is possible that the cash severance payment made by Conn’s will have been less than Conn’s should have paid pursuant to Section 5 hereof (the amount of any such deficiency, the “Underpayment”), or more than Conn’s should have paid pursuant to Section 5 hereof (the amount of any such overage, the “Overpayment”). In the event of an Underpayment, Conn’s will pay the Executive the amount of such Underpayment (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) not later than five business days after the amount of such Underpayment is subsequently determined, provided, however, such Underpayment will not be paid later than the end of the calendar year following the calendar year in which the Executive remitted the related taxes. In the event of an Overpayment, the amount of such Overpayment will be paid to Conn’s by the Executive not later than five business days after the amount of such Overpayment is subsequently determined (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code).

6. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” shall mean, with respect to a person, any other person controlling, controlled by or under common control with the first person.

(b) “Base Salary” shall mean Executive’s annual base salary, as approved by the Compensation Committee of the Board, and effective as of the date immediately prior to the Executive’s termination of employment.

(c) “Board” shall mean the Board of Directors of Conn’s.

(d) “Cause” shall mean, with respect to Executive, the occurrence of any one of the following: (i) willful and continued failure to substantially perform Executive’s obligations (other than any such failure resulting from Executive’s incapacity due to any physical or mental illness); provided, however, that Conn’s shall have provided Executive with written notice of such failure and Executive shall have been afforded at least 30 days to cure such failure to the extent the failure is capable of cure; (ii) gross negligence or willful misconduct in the performance of, or Executive’s abuse of alcohol or drugs rendering Executive unable to perform, the material duties and services required for Executive’s position with Conn’s; (iii) Executive’s conviction or plea of nolo contendere for any crime involving moral turpitude or a felony; (iv) Executive’s commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of Executive at the expense of Conn’s or any of its Affiliates; (v) Executive’s material violation of the written policies of Conn’s or any of its Affiliates (including the Conn’s Code of Ethics, as in effect from time to time); or (vi) Executive’s breach of a material obligation of Executive to Conn’s or any of its Affiliates pursuant to the Bylaws of Conn’s or any agreement between Executive and Conn’s or any of its Affiliates.

(e) “Change of Control” means the occurrence of any of the following events:

(i) During any 24-month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Conn’s in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Conn’s as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) Any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Conn’s representing more than 50% of the combined voting power of the then outstanding Conn’s securities eligible to vote for the election of the Board (the “Conn’s Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions: (A) by Conn’s or any Subsidiary; (B) by any employee benefit plan (or related trust) sponsored or maintained by Conn’s or any Subsidiary; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Conn’s Voting Securities from Conn’s, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership more than 50% of Conn’s Voting Securities by such person;

(iii) The consummation of a merger, acquisition, consolidation, statutory share exchange or similar form of corporate transaction involving Conn’s or any of its Subsidiaries that requires the approval of the stockholders of Conn’s, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (1) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Conn’s Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Conn’s Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Conn’s Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) The consummation of a sale of all or substantially all of the assets of Conn’s or the stockholders of Conn’s approve a plan of complete liquidation or dissolution of Conn’s.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Conn’s Voting Securities as a result of the acquisition of Conn’s Voting Securities by Conn’s which reduces the number of Conn’s Voting Securities outstanding; provided, that if after such acquisition by Conn’s such person becomes the beneficial owner of additional Conn’s Voting Securities that increases the percentage of outstanding Conn’s Voting Securities beneficially owned by such person, a Change of Control of Conn’s shall then occur.

(f) “Confidential Information” shall mean information: (i) disclosed to or known by the Executive as a consequence of or through her employment with Conn’s, (ii) not generally known outside Conn’s and (iii) which relates to any aspect of Conn’s or its business, research, or development. “Confidential Information” includes, but is not limited to Conn’s trade secrets, proprietary information, business plans, marketing plans, methodologies, computer code and programs, formulas, processes, compilations of information, results of research, proposals, reports, records, financial information, compensation and benefit information, cost and pricing information, customer lists and contact information, supplier lists and contact information, vendor lists and contact information, and information provided to Conn’s by a third party under restrictions against disclosure or use by Conn’s or others; provided, however, that the term “Confidential Information” does not include information that (a) at the time it was received by Executive was generally available to the public, (b) prior to its use by Executive, becomes generally available to the public through no act or failure of Executive, (c) is received by Executive from a person or entity other than Conn’s or an Affiliate of Conn’s who is not under an obligation of confidence with respect to such information or (d) was generally known by Executive by virtue of her experience and know-how gained prior to employment with Conn’s.

(g) “Control” and correlative terms shall mean the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

(h) “Copyright Works” shall mean materials for which copyright protection may be obtained including, but not limited to literary works (including all written material), computer programs, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded.

(i) “Disability” shall mean Executive’s permanent disability (A) as determined in accordance with the disability insurance that Conn’s may then have in effect, if any, or (B) if no such insurance is in effect, shall mean that Executive is subject to a medical determination that he, because of a medically determinable disease, injury, or other mental or physical disability, is unable to perform substantially all of her then regular duties, and that such disability is determined or reasonably expected to last at least 12 months, based on then-available medical information.

(j) “Good Reason” shall mean, with respect to Executive, the occurrence of any one of the following: (i) the material diminution of Executive’s title, duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction or the assignment to Executive of such reduced duties, authority or responsibilities (other than temporarily while Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith); (ii) a material reduction of Executive’s target compensation opportunity; (iii) an involuntary relocation of Executive’s principal place of employment by more than 50 miles or (iv) a material breach by Conn’s of a material agreement with Executive. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, any assertion by Executive of a Good Reason termination shall not be effective unless all of the following conditions are satisfied: (A) the conditions described in the preceding sentence giving rise to Executive’s termination of employment must have arisen without Executive’s written consent; (B) Executive must provide written notice to Conn’s of such condition and Executive’s intent to terminate employment, in accordance with Section 8 of this Agreement, within 30 days after the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by Conn’s; and (D) the date of Executive’s termination of employment must occur within 30 days after the expiration of the correction period described in clause (C) above.

(k) “Person” shall mean an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(l) “Subsidiary” shall mean any entity in which Conn’s, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

(m) “Work Product” shall mean all methods, analyses, reports, plans, computer files and all similar or related information which (i) relate to Conn’s or any of its Affiliates and (ii) are conceived, developed or made by Executive in the course of her employment by Conn’s.

7. Non-Disclosure, Non-Competition and Non-Solicitation. Executive and Conn’s acknowledge and agree that during and solely as a result of her employment by Conn’s, Conn’s has provided and will continue to provide Confidential Information and special training to Executive in order to allow Executive to fulfill her obligations as an executive of a publicly-held company and under this Agreement. In consideration of the special and unique opportunities afforded to Executive by Conn’s as a result of Executive’s employment, as outlined in the previous sentence, Executive hereby agrees as follows:

(a) Executive agrees that Executive will not, except in the good faith performance of her duties to Conn’s or as Conn’s may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information of Conn’s or any of its Affiliates, or authorize anyone else to do these things at any time either during or subsequent to Executive’s employment with Conn’s. This Section 7(a) shall continue in full force and effect after termination of Executive’s employment for any reason. Executive’s obligations under this Section 7(a) with respect to any specific Confidential Information shall cease only when that specific portion of the Confidential Information becomes publicly known, other than as a result of disclosure by Executive, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information of Conn’s and any of its Affiliates includes matters that Executive conceives or develops, as well as matters Executive learns from other executives of Conn’s and any of its Affiliates. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by Conn’s of any reporting described in clause (i) above.

(b) Executive agrees that for the duration of this Agreement, and for a period of 18 months following the termination of Executive’s employment for any reason, other than a termination pursuant to Section 3(c) during the 12-month period following a Change of Control, Executive shall not directly or indirectly (other than for the benefit of Conn’s or any of its Affiliates pursuant to this Agreement) engage in (including as an owner, investor, partner, employer, employee, consultant or director) or otherwise perform competitive services for any Competing Business. The term “Competing Business” means:

(i) any of the companies listed on Appendix B hereto or otherwise included in Conn’s peer group in Conn’s SEC filings and

(ii) any other person, company, business or other entity:

a. that sells, rents, finances, or otherwise provides (1) home furniture or office products, (2) personal and home electronics, (3) mattresses and bedding, (4) home appliances, and/or (5) any other type of products or services that represents more than 10% of Conn’s aggregate gross revenues for the fiscal year including or preceding the date of termination and

b. whose gross revenues derived from such products or services represent more than 10% of the aggregate gross revenues of such person, company, business or other entity for the fiscal year including or preceding the date of termination.

The restrictions of this Section 7(b) shall not be violated by the ownership of no more than 1% of the outstanding securities of any company whose equity securities are traded on a national securities exchange, including the NASDAQ Global Select Market.

(c) Executive agrees that for the duration of this Agreement, and for a period of 18 months following Executive’s termination of employment for any reason, Executive shall not either directly or indirectly, on her behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Conn’s and any of its Affiliates to work for Executive or for another entity, firm, corporation, or individual.

(d) Executive acknowledges that Conn’s has taken reasonable steps to maintain the confidentiality of its Confidential Information and the ownership of its Work Product and Copyright Works, which is extremely valuable to Conn’s and provides Conn’s with a competitive advantage in its market. Executive further acknowledges that Conn’s would suffer irreparable harm if Executive were to use or enable others to use such knowledge, information, and business acumen in competition with Conn’s. Executive acknowledges the necessity of the restrictive covenants set forth herein to: protect Conn’s legitimate interests in Conn’s Confidential Information; protect Conn’s customer relations and the goodwill with customers and suppliers that Conn’s has established at its substantial investment; and protect Conn’s as a result of providing Executive with specialized knowledge, training, and insight regarding Conn’s operations as a publicly-held company. Executive further agrees and acknowledges that these restrictive covenants are reasonably limited as to time, geographic area, and scope of activities to be restricted and that such promises do not impose a greater restraint on Executive than is necessary to protect the goodwill, Confidential Information and other legitimate business interests of Conn’s. Executive agrees that any breach of this Section 7 cannot be remedied solely by money damages, and that in addition to any other remedies Conn’s may have, Conn’s is entitled to obtain injunctive relief against Executive without the requirement of posting bond or other security. Nothing herein, however, shall be construed as limiting Conn’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement.

(e) Executive acknowledges that all writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, Work Product, and/or Copyright Works of Conn’s, any Affiliate of Conn’s, or any third party with which Conn’s has a confidential relationship, is the property of Conn’s or such Affiliate. All property belonging to Conn’s in Executive’s custody or possession that has been obtained or prepared in the course of Executive’s employment with Conn’s shall be the exclusive property of Conn’s, shall not be copied and/or removed from the premises of Conn’s, except in pursuit of the business of Conn’s, and shall be delivered to Conn’s, along with all copies or reproductions of same, upon notification of the termination of Executive’s employment or at any other time requested by Conn’s. Conn’s shall have the right to retain, access, and inspect all property of any kind in Executive’s office, work area, and on the premises of Conn’s upon termination of Executive’s employment and at any time during Executive’s employment, to ensure compliance with the terms of this Agreement.

(f) Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law. Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit or other action alleging retaliation by Conn’s for reporting a suspected violation of law, Executive may disclose the trade secret to her attorney and use the trade secret in the court proceeding or other action, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. This paragraph will govern to the extent it may conflict with any other provision of this Agreement.

The terms of this Section 7 are continuing in nature and shall survive the termination or expiration of this Agreement.

8. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered personally or by facsimile or electronic delivery, given by hand delivery to the other party, sent by overnight courier or sent by registered or certified mail, return receipt requested, postage prepaid, to:

If to Executive:	At such address as most currently appears in the records of Conn’s.

If to Conn’s:	Conn’s, Inc.
2445 Technology Forest Blvd. Building 4, Suite 800 The Woodlands, Texas 77381 Attn: Office of the General Counsel Email: mark.prior@conns.com

9. Assignment. Conn’s shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to a controlling interest in the business, assets or equity of Conn’s (or, if applicable, a material division of Conn’s, including the Retail or Credit division) to assume and agree to perform this Agreement in the same manner and to the same extent that Conn’s would be required to perform if no such succession had taken place. This Agreement is a personal employment contract and the rights, obligations and interests of Executive under this Agreement may not be sold, assigned, transferred, pledged or hypothecated by Executive.

10. Binding Agreement. Executive understands that her obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives and legal representatives.

11. Arbitration. Except for any controversy or claim relating to Section 7 of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach of any provision of this Agreement, including the arbitrability of any controversy or claim, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes and the Optional Rules for Emergency Measures of Protection of the AAA, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any provisional remedy which would be available from a court of law, shall be available from the arbitrator to the parties to this Agreement pending arbitration. Arbitration of disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Executive’s employment with Conn’s. Civil discovery shall be permitted for the production of documents and taking of depositions. The arbitrator(s) shall be guided by the Texas Rules of Civil Procedure in allowing discovery and all issues regarding compliance with discovery requests shall be decided by the arbitrator(s). The Federal Arbitration Act shall govern this Section 11. This Agreement shall in all other respects be governed and interpreted by the laws of the State of Texas, excluding any conflicts or choice of law rule or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The arbitration shall be conducted in the city of Conn’s corporate offices by one neutral arbitrator chosen by AAA according to its National Rules for the Resolution of Employment Disputes if the amount of the claim is one million dollars ($1,000,000.00) or less and by three neutral arbitrators chosen by AAA in the same manner if the amount of the claim is more than one million dollars ($1,000,000.00). Neither party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties unless compelled to do so either by judicial process or in order to enforce an arbitration award rendered pursuant to this Section 11. All fees and expenses of the arbitration shall be borne by the parties equally.

12. Waiver. No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach of this Agreement, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

13. Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court or arbitrator construes any of the provisions of Section 7 of this Agreement, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator shall reduce the duration or restrict the geographic or other scope of such provision or enforce such provision to the maximum extent possible as so reduced or restricted.

14. Entire Agreement; Amendment. This Agreement shall constitute the entire agreement between the parties with respect to compensation and benefits payable to Executive upon her termination of employment with Conn’s. This Agreement replaces and supersedes any and all existing agreements entered into between Executive and Conn’s, whether oral or written, regarding the subject matter of this Agreement, except that this Agreement shall modify and supersede any equity award agreement between Executive and Conn’s under the Conn’s, Inc. 2020 Omnibus Incentive Plan as expressly set forth herein. The terms of this Agreement shall prevail to the extent of any conflict between the terms of this Agreement and any equity award agreement between Executive and Conn’s under the Conn’s, Inc. 2020 Omnibus Incentive Plan. This Agreement may not be amended or modified other than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives.

15. Understand Agreement. Executive represents and warrants that she has (i) read and understood each and every provision of this Agreement, (ii) been given the opportunity to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement and (iii) freely and voluntarily entered into this Agreement.

16. Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), Conn’s and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided, however, that in no event shall Conn’s be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent any payment hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A, and Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following Executive’s separation from service or (ii) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Executive in accordance with Conn’s expense reimbursement policy, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

17. Recoupment. Any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which you receive pursuant to a Conn’s plan or other arrangement, shall be subject to clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Securities and Exchange Commission rule, or any policy that may be adopted by the Board, as amended from time to time. Executive agrees to fully cooperate with Conn’s in assuring compliance with such policies and provisions of applicable law.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and is performable in the city of Conn’s corporate offices.

19. Professional/Personal. Membership by Executive on corporate and civic boards should be accepted only after consideration of conflict of interest and consultation with the Chairman of the Board. Conn’s requires Executive to have a comprehensive annual medical physical examination, at the expense of Conn’s.

20. Titles; Pronouns and Plurals. The titles to the sections of this Agreement are inserted for convenience of reference only and should not be deemed a part hereof or affect the construction or interpretation of any provision hereof. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

CONN’S, INC.

By:	/s/ Bob. L. Martin
Name:	Bob. L. Martin
Title:	Lead Independent Director

EXECUTIVE

/s/ Chandra Holt
Name:	Chandra Holt

Appendix A

GENERAL RELEASE AND WAIVER

1. I, Chandra Holt, in consideration of the severance benefits to be paid to me by Conn’s, Inc., a Delaware corporation (the “Company,” and together with its affiliates, the “Company Parties”), do hereby release and forever discharge as of the date hereof the Company Parties and their respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future shareholders, directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”); provided, however, that I do not waive or release: (a) any of my indemnification rights and remedies arising under the common law, the Indemnification Agreement between me and the Company dated as of August 9, 2021 (the “Indemnification Agreement”), or any applicable insurance policies; (b) any claims or rights arising under this Release; or (c) any claims or rights arising after the date I execute this Release. The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.

2. This General Release is the release contemplated by Section 3(e) of the Executive Severance Agreement between me and the Company effective as of August 9, 2021 (the “Executive Severance Agreement”). I understand that any payments or benefits paid or granted to me in connection with my termination of employment represent, in part, consideration for signing this General Release, and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive such payments and benefits unless I execute this General Release and do not revoke this General Release within the time periods permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates.

3. Except as provided in Section 5 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, and which arise out of or are connected with my employment with, or my separation or termination from, the Company, including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement

Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as the “Claims”).

4. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 3 above.

5. I agree that this General Release does not waive or release any rights or claims that I may have which arise after the date I execute this General Release, including Claims under the Age Discrimination in Employment Act of 1967. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claims, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

7. I hereby agree not to bring or participate in any class or collective action against the Company and/or the other Released Parties that asserts, in whole or in part, any claims that arose before I signed this General Release, whether or not such claims (if brought by me individually) are released by this General Release.

8. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver I would not have become entitled to the severance benefits to be provided to me by the Company. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in Section 3 above as of the execution of this General Release.

9. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other insurance regulatory organization or any governmental entity.

11. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in Section 3 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

12. I understand and agree that I will not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of the other Released Parties or about the Company’s business or financial condition. The Company shall not issue any communications that are intended to be publicly disseminated that make any false, disparaging or derogatory statements about me.

13. I hereby acknowledge and reaffirm my obligation to keep confidential and not disclose any and all non-public information concerning the Company that I acquired during the course of my employment with the Company, including, but not limited to, any nonpublic information concerning the Company’s business affairs, business prospects and financial condition. I further agree to comply with Section 7 (Non-Disclosure, Non-Competition and Non-Solicitation) of my Executive Severance Agreement.

14. Notwithstanding anything herein to the contrary, nothing in this General Release, shall (i) prohibit me from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i) above.

15. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY; AND I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(b) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(c) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(d) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21 DAY PERIOD;

(e) I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(f) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(g) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:__________________

Executive

CONN’S, INC.:	DATED:__________________

Appendix B

Aaron’s, Amazon, Ashley Furniture, Best Buy, Costco, Encore Capital, Enova International, Ethan Allen, EZCORP, First Cash Financial, Haverty Furniture, Home Depot, Kirkland’s, La-Z-Boy, Lowe’s, Mattress Firm, PRA Group, Rent-A-Center, Restoration Hardware, Sam’s Club, Sears, Select Comfort, Sleep Number, Target, Tuesday Morning, Walmart, Wayfair